                                                                   Exhibit 10.23


           RETIREMENT AGREEMENT, dated as of February 28, 2002 (the "Agreement"), by and among Acterna Corporation, a Delaware corporation (the "Company"), and Allan M. Kline ("Executive").

                              W I T N E S S E T H:

           WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of November 1, 1998, (the "Employment Agreement");

           WHEREAS, Executive has previously been granted options (collectively, the "Initial Options") to purchase 1,293,600 shares of the Common Stock, par value $.01 per share (the "Common Stock"), pursuant to the Management Equity Agreement, dated as of May 21, 1998, between the Company, Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands limited partnership (the "Fund"), and Executive (the "Equity Agreement");

           WHEREAS, the Executive has also been granted options pursuant to the Dynatech Corporation Amended and Restated 1994 Stock Option and Incentive Plan (the "Stock Option Plan") to purchase 75,000 shares of the Common Stock (collectively, the "Subsequent Options");

           WHEREAS, Executive has decided to retire from employment with the Company and each of its subsidiaries, effective as of February 28, 2002;

           WHEREAS, pursuant to the Employment Agreement, Executive has agreed to be bound by certain covenants and restrictions concerning non-competition, non-disclosure and non-solicitation following any termination of his employment;

           WHEREAS, due to economic circumstances, the Company will be ceasing its operations at the location at which the Executive has been performing his services;

           WHEREAS, the Company and Executive wish to agree upon the consequences of the termination of Executive's employment.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

           1. Certain Definitions.

           For purposes of this Agreement, all capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Employment

 Agreement.

         2.  Employment.

         (a) Executive hereby resigns, effective as of February 28, 2002, or such earlier date as shall be mutually agreed (the "Termination Date"), from any and all positions, other than as a director of the Company, he then holds with the Company or any of its direct or indirect subsidiaries or affiliates. Executive agrees to execute any document the Company shall reasonably request to effect such resignation. Such resignation is hereinafter referred to as "Executive's Resignation".

         (b) Executive will continue to serve as a director of the Company after February 28, 2002, on the same terms and conditions, including compensation afforded to other directors who are neither employees of the Company nor employees or other persons affiliated with the Fund.

         3.  Consequences of Executive's Resignation Under Certain Agreements

         (a) In General. The Company and Executive each hereby acknowledges and agrees that, for purposes of the Employment Agreement and Equity Agreement, Executive's Resignation is and will be treated solely as a termination by the Company Without Cause.

         (b) Payment of Accrued Obligations. Executive shall be entitled to payment of his current base salary through the Termination Date. Executive shall not be paid any annual bonus for the period from April 1, 2001 through the Termination Date. Any accrued vacation amount shall also be paid on the Termination Date. Executive agrees to submit to the Company any and all expenses, which are business-related and reimbursable to Executive by the Company, on or before March 31, 2002.

         (c) Continued Payments of Base Salary. Subject to Section 3(f) of this Agreement, the Company shall make payments to Executive of his Average Base Salary. The Average Base Salary is equal to $297,667, and shall be payable in installments in accordance with the Company's regular payroll practices from the Termination Date until February 28, 2004 (the "Salary Continuance Period"). Executive shall not have the right to make contributions to the Company's 401(k) Savings Plan (the "401(k) Plan") and the Company's Supplemental 401(k) Savings Plan (the "Supplemental Savings Plan") from the base salary payments made under this Section 3(c).

         (d) Continued Payments in Respect of Bonus. Subject to Section 3(f) of this Agreement, the Company shall pay to Executive, in 24 monthly installments, commencing on March 1, 2002, and on the last day of the next 23 succeeding months, an amount equal to one-twelfth of the Average Annual Bonus (the "Bonus Payment"). The Average Annual Bonus is equal to $352,227, so that, subject to
Section 3(f) of this Agreement, each monthly Bonus Payment will be $29,352.25.

          (e) Continued Participation in Benefit Plans.

              (i) During the period commencing on the Termination Date and ending on the earlier of (i) Executive's 65th birthday and (ii) the date of Executive's death, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by senior executives of the Company under the terms of such plans, the Executive shall be permitted to participate in the Company's medical insurance plans. If such continued participation is either not legally permissible or otherwise allowed under the terms of the applicable plan or any insurance policy or other arrangement, the Company will provide equivalent coverage from its general assets or another available source.

              (ii) During the Salary Continuance Period, Executive shall be permitted to participate in the Company's group life insurance plan in accordance with its terms, on the same basis as similarly situated employees and shall continue to receive a monthly car allowance of $1300 per month.

              (iii) For purposes of the 401(k) Plan and Supplemental Savings Plan, February 28, 2002, will constitute the date of Executive's "termination." No contributions may be made to such plans after the Termination Date. Promptly after the Termination Date Executive shall be paid his balance residing in the Supplemental Savings Plan.

              (iv) Executive's participation in any other employee or executive benefit or perquisite plan or program not specifically addressed in this Section 3(e) shall cease as of February 28, 2002.

          (f) Mitigation. If Executive obtains new employment (including self-employment and services as a consultant) (i) during the Salary Continuance Period, any salary continuation payments or Bonus Payments to which Executive is entitled pursuant to Section 3(c) or 3(d) shall be reduced by the amount of any compensation earned by Executive (whether paid currently or deferred) from any subsequent employer or other Person for which Executive performs services, including but not limited to consulting services, and (ii) the continued medical benefits coverage to which Executive is entitled pursuant to Section 3(e) shall be secondary to any other medical benefit coverage available to Executive from any subsequent employer or other Person for which Executive performs services, including, but not limited to, consulting services, at any time after the Termination Date. Notwithstanding the foregoing, any consideration paid to Executive by reason of his continued services as a director pursuant to Section 2(b) shall not be offset against amounts owed to him under Sections 3(c) or 3(d).

           4.  Options.

           (a) Vesting. The Company, the Fund and Executive each hereby acknowledges and agrees that (i) as of the Termination Date, 1,080,600 shares subject to the Initial Options and 30,000 shares subject to the Subsequent Options (collectively, the "Aggregate Options") are or will become vested or exercisable (the "Vested Options") and (ii) 45,000 shares subject to the Subsequent Options are not and will not become vested or exercisable (the "Unvested Options"). All of the Unvested Options will be canceled and forfeited on and as of the Termination Date without the payment of any consideration or amount in respect thereof.

           (b) Termination.

               (i) Each of the Vested Options which is an Initial Option shall terminate, and unless earlier exercised in accordance with its terms, be canceled on the earlier of: (x) its original termination date and (y) the later of (A) the six month anniversary of the date of the expiration of any initial lock-up period imposed on sales of Common Stock in connection with the first Public Offering and (B) the third anniversary of the Termination Date. Notwithstanding the foregoing all Vested Options which are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended, shall continue to be governed by the terms of their granting documents.

               (ii) Each of the Vested Options which is a Subsequent Option shall terminate, and unless earlier exercised in accordance with its terms, be canceled on the earlier of: (x) its original termination date and (y) the one year anniversary of the death of the Executive.

           (c) Repurchase.

               (i) The Company and, by signing the acknowledgment of this Agreement where noted below, the Fund each waives its rights under the Equity Agreement to purchase any Covered Securities (as defined in the Equity Agreement).

          (ii) The Company and, by signing the acknowledgement of this Agreement where noted below, the Fund each waives its rights under the Stock Option Plan to purchase any of the vested Subsequent Options.

       5. Transfer Restrictions. All transfer restrictions in Sections 5(a) and 5(b) of the Equity Agreement shall lapse on February 28, 2002.

       6. Termination of Agreements.

       Effective as of the Termination Date, the Employment Agreement will terminate in its entirety without any further liability or obligation on the part of the Company or any of its respective subsidiaries or affiliates or Executive thereunder, except that the provisions of Sections 9, 10, and 11 of the Employment Agreement relating to non-competition and non-solicitation shall survive Executive's termination and thereafter shall remain in full force and effect as though incorporated herein and made a part hereof, with the restrictive periods commencing on the Termination Date. The Equity Agreement shall survive Executive's termination and thereafter shall remain in full force and effect.

       7. Executive's Release of Claims.

       In consideration of the Company's release of claims against Executive pursuant to Section 8 hereof, Executive hereby agrees to execute and deliver to the Company on the Termination Date the Confidential General Release Agreement attached hereto as Exhibit A.

       8. Release of Claims Against Executive.

       In consideration of and subject to Executive's execution and delivery of the Confidential General Release Agreement attached hereto as Exhibit A, the Company, on its own behalf and on behalf of each of its respective subsidiaries and affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Releasors") does hereby fully and generally release, settle, cancel, discharge and acknowledge to be fully satisfied, and covenant not to sue any Releasee (as defined below) in respect of, any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which any Releasor may have at the time of signing this Agreement, or had at any time prior thereto, against any of Executive or Executive's agents, representatives, assigns, heirs, executors or administrators (collectively, the "Releasees") which may in any way be connected with or related to Executive's employment with the Company or the severing or permanent discontinuance of that employment (collectively, the "Claims"), other than the Excluded

Claims (as defined below). This release specifically includes Claims in respect of any injuries which may now exist but which, at this time, are unknown, unknowable, or unanticipated, or which may or may not develop further at some time in the future, and all potential Claims concerning any unforeseeable or unanticipated further development or consequences of known injuries, other than the Excluded Claims.

          For purposes of this Agreement, the term "Excluded Claims" means Claims (i) arising under the terms of this Agreement, (ii) related to Executive's covenants under Sections 9, 10 and 11 of the Employment Agreement or
(iii) arising out of or related to Executive's willful misconduct in connection with his employment by the Company. For purposes of this Agreement, no act or failure to act by the Executive shall be considered "willful" unless if is done, or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.

          9. Entire Agreement; Related Documents.

          This Agreement (including Exhibit A hereto), Sections 9, 10 and 11 of the Employment Agreement, which survive the execution of this Agreement (and which are treated as though incorporated herein and made a part hereof) and the agreements governing the terms of the Aggregate Options that are Vested Options constitute the entire agreement among the parties hereto with respect to the subject matter hereof. Except as otherwise expressly provided herein, all prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person or entity) are merged herein and superseded hereby.

          10. Miscellaneous; Binding Effect; Assignment.

          (a) Assignment and Successors. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise).

          (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

       (c) Taxes. The Company may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required by law.

       (d) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board of Directors of the Company and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

       (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

       (f) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, provided that the party giving such notice or communication shall have attempted to telephone the party or parties to which notice is being given during regular business hours on or before the day such notice or communication is being sent, to advise such party or parties that such notice is being sent, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

       (A) if to the Company, to it at:

           Acterna Corporation
           20410 Observation Drive
           Germantown, Maryland 20876
           Attention: General Counsel

       (B) if to Executive, to him at:

           Copies of any notices or other communications given under this Agreement shall also be given to:

                Clayton, Dubilier & Rice, Inc.
                375 Park Avenue
                New York, New York 10152
                Attention: Mr. Brian D. Finn

                and

                Debevoise & Plimpton
                919 Third Avenue
                New York, New York 10022
                Attention: Franci J. Blassberg, Esq.


           (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

           (h ) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

           IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                               ACTERNA CORPORATION


                                               By:
                                                   ____________________________
                                                    Name:
                                                    Title:


                                               ________________________________
                                               Allan M. Kline


                                               ACKNOWLEDGED and, for purposes of

                                    Sections 4, 5, 7, and 9 agreed

                                    CLAYTON DUBILIER &RICE
                                    FUND V LIMITED PARTNERSHIP




                                    By:________________________________
                                        Name:
                                        Title:

                                                                       EXHIBIT A


                     Confidential General Release Agreement

         THIS CONFIDENTIAL GENERAL RELEASE AGREEMENT (hereinafter "Agreement") is made and entered into this 28/th/ day of February, 2002 by and between Acterna Corporation, a Delaware corporation (the "Company"), and Allan M. Kline (the "Executive") (collectively, hereinafter the "Parties").

                              W I T N E S S E T H :

         WHEREAS, the Parties have determined that it is in their mutual interest for Executive's employment with the Company and each of its direct or indirect subsidiaries (the Company and such subsidiaries collectively referred to as the "Companies") to terminate, effective as of February 28, 2002;

         WHEREAS, in connection with the termination of his employment, Executive is entitled to certain payments and benefits under the terms of the Employment Agreement, dated as of November 1, 1998, by and between the Company and Executive (the "Employment Agreement");

         WHEREAS, the Company and Executive have entered into a Retirement Agreement, dated as of the date hereof, to which this Confidential General Release Agreement is attached as Exhibit A (the "Retirement Agreement"), providing for, among other things, certain additional compensation, benefits and rights of and to Executive identified therein in connection with the termination of his employment (such additional compensation, benefits and rights, the "Additional Benefits");

         IN CONSIDERATION THEREOF, the Companies desire to settle, conclude and obtain the final release of all possible matters and claims which Executive has now or may have in the future, whether known or unknown against any of the Companies;

         NOW, THEREFORE, in consideration of the Company's promise to provide the Additional Benefits to Executive pursuant to the Retirement Agreement, the premises and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED AS FOLLOWS:

         1. The Company shall provide the Additional Benefits to Executive.

         2. In return for the receipt of such Additional Benefits, Executive, on his own behalf and on behalf of each of his agents, representatives, assigns, heirs, executors and administrators (the "Releasors"), does hereby fully and generally release, settle, cancel, discharge and acknowledge to be fully satisfied, and covenant not to sue any Releasee (as defined below) in respect of, any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which he may have at the time of signing this Agreement, or had at any time prior thereto, against any of the Company, any subsidiary or affiliate of the Company, any successor or assign of any such entity or any of their respective current or former employees, directors, officers, attorneys, agents or other representatives (collectively, the "Releasees") which may in any way be connected with or related to (i) Executive's employment with the Company or any of their respective subsidiaries or the severing or permanent discontinuance of that employment or any of the events or circumstances leading thereto, (ii) Executive's purchase or holding of shares (the "Shares") of common stock of the Company (the "Common Stock"), (iii) the grant to Executive of options (the "Options") to purchase additional shares of Common Stock (the "Option Shares"), the vesting, exercisability or other right or obligation of any Releasor in connection with the Options, or the Option Shares and the cancellation of the Unvested Options pursuant to the Retirement Agreement, (iv) the Employment Agreement, or (v) the Management Equity Agreement, dated as of May 21, 1998, between the Company, Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman islands limited Partnership, and Executive (collectively, the "Claims"), other than the Excluded Claims (as defined below). This release specifically includes Claims in respect of all personal injuries and consequences thereof, including death and pain and suffering, and any injuries which may now exist but which, at this time, are unknown, unknowable, or unanticipated, or which may or may not develop further at some time in the future, and all potential Claims concerning any unforeseeable or unanticipated further development or consequences of known injuries, other than the Excluded Claims.

         Without limiting the generality of the foregoing, it is expressly agreed and understood that this release includes, but is not limited to, any Claim before any court, government agency or in any other forum, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.(S)2000 et seq. (Race and sex discrimination); the Age Discrimination in Employment Act 29 U.S.C.(S)621 et seq. (age discrimination), the National Labor Relations Act, as amended, 29 U.S.C.(S)141 et seq. (union and collective activity), the Equal Pay Act of 1963, 29 U.S.C.(S)201 et seq. (equal pay), the Americans with Disabilities Act, 42 U.S.C.(S) 12101 (disability discrimination), the Rehabilitation Act of 1973, 29 U.S.C.(S)701 (disability discrimination), the Civil Rights Acts of 1866 and 1871, as amended, 29 U.S.C.(S)1981 et seq. (civil rights), the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (COBRA-group health insurance), the

Employee Retirement and Income Security Act, as amended, 29 U.S.C. (S) 1001 et seq. (employee benefits), the Fair Labor Standards Act, as amended, 29 U.S.C.
(S) 201 et seq. (minimum wage, overtime pay and working hours), the Family Medical Leave Act of 1993, as amended, 42 U.S.C. (S) 2601 et seq. (leaves of absence), the Massachusetts Human Rights Act, as amended, actions for race, color, religion, age, sex, national origin and handicap discrimination or for work-related injuries or payment of wages arising under state law, for wrongful discharge based upon an implied contract or public policy, and any other federal, state or local statute, public policy, order, regulation, tort or contract claim, in each case, other than the Excluded Claims.

         For purposes of this Agreement, the term "Excluded Claims" means (i) Claims under the terms of the Retirement Agreement (including, without limitation, claims under the terms and conditions of any agreement relating to Options that remain outstanding after the date hereof pursuant to the terms of the Retirement Agreement), and (ii) any Claims for indemnification or contribution with respect to any liability incurred by Executive as a director, officer or employee of the Company.

         3. Executive understands, agrees and acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in his favor at the time of executing this Agreement, and that this Agreement contemplates extinguishment of all such claims and causes of action.

         4. Executive understands, agrees and acknowledges that by signing this Agreement he is not relying on any representation, promise or statement, either oral or written, not contained in this Agreement or the Retirement Agreement.

         5.  Executive understands, agrees and acknowledges that:

         (A) he has been encouraged by representatives of the Company to have this Agreement reviewed by legal counsel of his own choosing and that he has been given ample time to do so prior to signing it;

         (B) he has had the opportunity to negotiate concerning the terms of this Agreement;

         (C) he has been provided the opportunity to take up to twenty-one (21) days to consider this Agreement, but has elected to waive such full 21 day period by executing this Agreement;

     (D) he shall have the right to revoke this Agreement within seven (7) days following the date he executes this Agreement. Any revocation of this Agreement must be in writing and received by the Company by the close of business on the seventh day following the execution of this Agreement and shall be delivered to Secretary, c/o Acterna Corporation, 20410 Observation Drive, Germantown, Maryland 20876. Upon any revocation in accordance herewith, Executive's right to the Additional Benefits shall terminate, the Retirement Agreement will be rendered void and without effect and the Employment Agreement and Equity Agreement will continue in full force and effect unamended by the Retirement Agreement and this Agreement; and

     (E) by signing this Agreement, he represents that he fully understands the terms and conditions stated in it and intends to be legally bound by them.

     6. Executive represents and warrants to the Company that he has not engaged in any acts of dishonesty or in willful and serious misconduct, which misconduct has caused or is reasonably expected to result in direct or indirect material injury to the Company or any of its affiliates. For and in consideration of the representations and promises made by Executive herein and other good and valuable consideration, except as otherwise expressly provided herein, the Company hereby waives, releases and forever discharges Executive and Executive's heirs, successors and assigns of and from all actions, causes of actions, suits, debts sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law in equity, whether known or unknown, of every kind and nature whatsoever, including any claims that may be brought on the Company's behalf by any third party, relating to Executive's employment with or services (including as a director) for the Company and any of its Subsidiaries, or under the Employment Agreement or the Equity Agreement ("Company Claims"), provided, however, that the foregoing release shall not apply to any Company Claim arising out of or under the Retirement Agreement (including, without limitation, the portions of the Employment Agreement or the Equity Agreement incorporated therein by reference) or this Agreement.

     7. Executive and the Company each represents to the other that he or it has not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the Claims or Company Claims, any portion thereof, or any interest therein.

     8. Executive agrees that he will not make any untruthful and disparaging statements about the Company or any of its Affiliates or any clients, competitors, suppliers, employees or former employees of the Company or of any of its Affiliates to any such person or any other persons (including but not limited to the press or other media). The Company agrees that it will not make any untruthful and disparaging statements about Executive to any person (including but not limited to the press or other media).

     9. Any breach by Executive or the Company of a condition of this Agreement with an attendant failure to remedy the breach within ten (10) days of receiving notice of it from the other Party shall subject the breaching Party to any and all equitable and/or monetary relief required to prevent further damage to the other Party and to compensate same for any damages suffered as a consequence of the breach of this Agreement.

     10. Executive and the Company are of the mutual understanding and agreement that the provisions of the Retirement Agreement provide Executive with rights and benefits in addition to those otherwise committed to him under any other agreement with the Company or any affiliate (including, without limitation, the Employment Agreement and the Equity Agreement).

     11. Nothing in the Retirement Agreement or this Agreement shall be construed as an admission of any improper action or conduct by Executive or by the Company, the Fund or any of their respective affiliates, subsidiaries, joint venturers, or directors, officers, employees, agents, representatives or assigns of any violation or noncompliance with any obligation, legal or otherwise.

     12. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

     13. The Parties intend that the invalidity or unenforceability of any provision of this Agreement shall not affect or render invalid or unenforceable any other provision.

     14. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

IN THE PRESENCE OF:                             ACTERNA CORPORATION


                                                By:
                                                    Name:
Date:                                               Title:




IN THE PRESENCE OF:
                                                Allan M. Kline



Date: